UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 26, 2006

SSA Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51330	84-1542338
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

500 W. Madison, Suite 2200, Chicago, IL 60661

(Address of principal executive offices, including zip code)

(312) 258-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 26, 2006,  a putative class action, entitled Stephen Fisch On Behalf of Himself and All Others Similarly Situated vs. SSA Global Technologies, Inc., John W. Barter, James N. Chapman, Howard S. Cohen, Michael M. Green, Michael Greenough, Marcus C. Hansen, Pieter Korteweg, J. Michael Lawrie, Marc F. McMorris, Mark A Neporent, Cerberus Capital Management, L.P. and General Atlantic LLC, was filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division (No. 06CH10636). SSA Global Technologies, Inc. (the “Registrant”) was served with a complaint in connection with the lawsuit on May 30, 2006. Michael Greenough is the President and Chief Executive Officer of the Registrant and the Chairman of the Registrant’s Board of Directors. Mssrs. Barter, Chapman, Cohen, Green, Hansen, Korteweg, Lawrie, McMorris and Neporent are members of the Registrant’s Board of Directors. Cerberus Capital Management, L.P. and General Atlantic LLC are the indirect principal stockholders of the Registrant.

The lawsuit seeks to have the court determine recognition of a class action brought on behalf of all stockholders of the Registrant similarly situated and asserts a single cause of action against the defendants for alleged breaches of fiduciary duties relating to the proposed merger of the Registrant with a wholly-owned subsidiary of Magellan Holdings, Inc. In summary, the action alleges that the defendants engaged in self dealing and put their personal interests ahead of the interests of the plaintiff and similarly situated stockholders of the Registrant. The complaint seeks equitable relief, including, among other things, class certification, a declaration that the proposed merger was entered into in breach of defendants’ fiduciary duties and an injunction enjoining the consummation of the merger “unless and until the [Registrant] adopts and implements a procedure or process to obtain the highest possible price for shareholders.”

Although the ultimate outcome of this matter cannot be determined with certainty, the Registrant believes that the complaint is without merit and it and the other defendants intend to vigorously defend the lawsuit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SSA Global Technologies, Inc.

Date: May 31, 2006	/s/ KIRK ISAACSON
	Name:	Kirk Isaacson
	Title:	Executive Vice President, General Counsel and Secretary

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